Exhibit 99.1

PRESS RELEASE

For more information contact:	April 19, 2005

Glenda Allred or Sarah Moore
(334) 240-5064

COLONIAL BANCGROUP ANNOUNCES

RECORD NET INCOME OF $52.5 MILLION, UP 34% AND

ENDS QUARTER WITH OVER $20 BILLION IN ASSETS

AND OVER 300 BRANCHES

FIRST QUARTER 2005 COMPARED WITH FIRST QUARTER 2004

•	Quarterly EPS of $0.37, up 19%
•	Record net income up 34%
•	Net interest income increased 25% on expanded net interest margin – 6th consecutive quarter of increased margin
•	Strong regional bank loan and deposit growth
•	Continued outstanding credit quality - Nonperforming Assets Ratio at historic low of 0.29%

The Colonial BancGroup, Inc. Chairman and CEO, Robert E. Lowder, announced today that the Company had record earnings for the quarter ended March 31, 2005 of $0.37 per diluted share, a 19% increase over the $0.31 recorded for the same quarter of the previous year. Net income for the quarter was $52.5 million, a 34% increase over the $39.1 million earned in the first quarter of 2004.

“I believe that the first quarter results are significant. We started 2005 with record earnings and crossed the $20 billion mark in assets. Significantly, about half of those assets are in Florida. The momentum we established in 2004 is continuing into 2005. I believe it is just the beginning for Colonial,” said Mr. Lowder.

Colonial’s net interest income for the quarter increased 25% over the first quarter of 2004 and 22% annualized over the fourth quarter of 2004. The net interest margin increased to 3.72%, a 14 basis point increase over the first quarter of 2004 and a 4 basis point increase over the fourth quarter of 2004, representing the sixth consecutive quarter of net interest margin expansion.

Noninterest income, excluding securities gains and losses, increased 18% over the first quarter of 2004 and increased 22% annualized over the fourth quarter 2004. During the quarter, $1.2 million in losses on sales of securities were included in total noninterest income. This compares to $7.4 million in gains recorded in the first quarter of 2004 and $127,000 in gains in the fourth quarter of 2004.

In March 2005, Colonial prepaid $200 million in long term Federal Home Loan Bank advances bearing interest at a weighted average rate of 4.98% resulting in a prepayment fee of $2.3 million reflected as net losses on the early extinguishment of debt. The advances were refinanced with shorter term borrowings at lower rates. Colonial recognized $6.2 million and $1.3 million in net losses on the early extinguishment of debt in the first and fourth quarters of 2004, respectively.

Noninterest expense, excluding net losses on the early extinguishment of debt, was $114.3 million in the current quarter which was a slight increase over the fourth quarter’s noninterest expense of $113.8 million. Noninterest expense, excluding net losses on the early extinguishment of debt, increased 17% over the prior year first quarter. Colonial’s efficiency ratio, excluding security gains and losses and net losses on the early extinguishment of debt, improved from 59.45% in the first quarter of 2004 to 56.37% in the first quarter of 2005.

The bank’s average deposits increased by $693.8 million from the fourth quarter 2004 and by $2.4 billion over the first quarter of the prior year. Average deposits, excluding the impact of acquisitions, grew $351 million or 12.2% annualized from the fourth quarter of 2004 and by $1.5 billion or 15.7% from the first quarter of 2004. Total deposits increased by $1.08 billion from December 31, 2004. Excluding the impact of acquisitions, total deposits grew $453 million or 15.6% annualized during the quarter.

To increase sources of liquidity, Colonial entered into a transaction during the first quarter whereby certain assets generated by its mortgage warehouse lending unit are sold to conduits financed by the issuance of asset backed commercial paper. This transaction allows Colonial to continue to manage its customer relationships while increasing balance sheet capacity for higher yielding assets. At March 31, 2005, Colonial had sold interests in its mortgage warehouse loans and loans held for sale for $435 million and $315 million, respectively, and had unused funding capacity of $250 million. Mortgage warehouse loans ended the quarter at $664 million compared to $1.1 billion at both the end of 2004 and March 31, 2004.

Total loans, excluding mortgage warehouse lending, increased by $1.02 billion from the end of 2004 and by $2 billion from the first quarter of 2004. Excluding acquisitions and mortgage warehouse lending, total loans grew $366 million or 12.5% annualized from the end of 2004 and $857 million or 8% from the first quarter of 2004. Colonial’s nonperforming assets ratio remained at its record low of 0.29% at March 31, 2005. Annualized net charge-offs were 0.21% of average loans for the first quarter. The allowance for loan losses was 1.14% of total loans and represented 397% of nonperforming assets at March 31, 2005.

During the quarter, Colonial continued to enhance its Florida franchise. The Company completed its acquisition and conversion of Union Bank of Florida on February 10, 2005. In January, Colonial announced its plans to acquire First Federal Savings Bank of Lake County (FFLC), headquartered in Leesburg, Florida. At March 31, 2005, FFLC had $1.1 billion in assets, $835 million in deposits and 16 branch locations in central Florida. Upon the completion of the FFLC acquisition, 52% of Colonial’s assets and 58% of deposits will be in the Sunshine State.

“Our recent acquisition of the $1.0 billion Union Bank and the announcement of the agreement to acquire First Federal Savings Bank of Lake County are reflective of our philosophy to expand into markets characterized by strong population growth and other robust demographics. Taken together, we expect these acquisitions to boost our revenue generating capabilities in the booming southeast and central Florida markets,” said Mr. Lowder.

Colonial BancGroup currently operates 306 offices with over $20 billion in assets in Florida, Alabama, Georgia, Nevada, and Texas and is traded on the New York Stock Exchange under the symbol CNB. In most newspapers the stock is listed as ColBgp.

More detailed information on Colonial BancGroup’s quarterly earnings was filed today on Form 8-K with the Securities and Exchange Commission and may be obtained from Colonial BancGroup’s corporate website at www.colonialbank.com by clicking on the link entitled Colonial BancGroup Announces First Quarter Earnings or under the Investor Relations area of the website in the section labeled Press Releases.

This release and the above referenced Current Report on Form 8-K of which this release forms a part contain “forward-looking statements” within the meaning of the federal securities laws. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) an inability of the company to realize elements of its strategic plans for 2005 and beyond; (ii) increases in competitive pressure in the banking industry; (iii) general economic conditions, either internationally, nationally or regionally, that are less favorable than expected; (iv) expected cost savings from recent and future acquisitions are not fully realized; (v) changes in the interest rate environment which may reduce margins; (vi) management’s assumptions regarding allowance for loan losses may not be borne by subsequent events; (vii) changes which may occur in the regulatory environment and (viii) other factors more fully discussed in our periodic reports filed with the Securities and Exchange Commission. When used in this Report, the words “believes,” “estimates,” “plans,” “expects,” “should,” “may,” “might,” “outlook,” “anticipates” and similar expressions as they relate to BancGroup (including its subsidiaries) or its management are intended to identify forward-looking statements. Forward-looking statements speak only as to the date they are made. BancGroup does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS (Unaudited)

Statement of Condition Summary (Dollars in millions)	March 31, 2005	December 31, 2004	March 31, 2004	% Change March 31, ‘04 to ‘05
Total assets	$20,001	$18,897	$16,499	21%
Total loans, net:
Mortgage warehouse loans	664	1,115	1,070	-38%
All other loans	12,760	11,743	10,759	19%
Securities available for sale and investment securities	3,695	3,654	3,017	22%
Non-time deposits	8,017	7,331	6,126	31%
Total deposits	12,730	11,647	10,050	27%
Shareholders’ equity	1,625	1,394	1,230	32%

Earnings Summary (In thousands, except per share amounts)	Three Months Ended		% Change March 31, ‘04 to ‘05
	March 31, 2005	March 31, 2004
Net Income:
Net interest income (taxable equivalent)	$167,042	$133,612	25%
Provision for loan losses	5,929	7,934	-25%
Noninterest income excluding security (losses)gains	35,754	30,261	18%
Security (losses)gains, net	(1,155)	7,442	—
Noninterest expense excluding loss on ext. of debt	114,325	97,429	17%
Net losses on the early extinguishment of debt	2,290	6,183	—
Net Income	$52,491	$39,114	34%

EARNINGS PER SHARE:
Net Income
Basic	$0.38	$0.31	23%
Diluted	$0.37	$0.31	19%
Average shares outstanding	138,683	127,066
Average diluted shares outstanding	140,280	128,029

KEY RATIOS:
Net interest margin	3.72%	3.58%	4%
Book value per share	$11.16	$9.67	15%
Dividends paid per share	$0.1525	$0.145	5%

Asset Quality	March 31, 2005	December 31, 2004	March 31, 2004
Allowance as a percent of net loans	1.14%	1.16%	1.19%
Total non-performing assets ratio	0.29%	0.29%	0.64%
Allowance as a percent of nonperforming assets	397%	402%	187%
Net charge-offs ratio:
Quarter to date (annualized)	0.21%	0.12%	0.21%
Year to date	0.21%	0.19%	0.21%

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

Earnings Summary (Dollars in thousands, except per share amounts)	1st Qtr. 2005	4th Qtr. 2004	3rd Qtr. 2004	2nd Qtr. 2004	1st Qtr. 2004
Net interest income	$166,642	$157,939	$149,835	$143,635	$133,107
Provision for loan loss	5,929	5,388	7,153	6,519	7,934

Noninterest income:
Service charges on deposit accounts	13,632	14,220	15,033	15,029	14,185
Financial planning services	3,892	3,233	3,030	3,983	3,124
Electronic banking	3,499	3,455	3,157	3,180	2,812
Mortgage banking	2,021	1,908	2,162	2,373	1,990
Securities gains(losses), net	(1,155)	127	367	(392)	7,442
Other income	12,710	11,077	9,311	9,071	8,150

Total noninterest income	34,599	34,020	33,060	33,244	37,703

Noninterest expense:
Salaries and employee benefits	60,988	57,603	55,509	54,283	50,700
Occupancy and equipment expenses	23,529	24,442	23,162	21,874	21,197
Amortization of intangibles	2,305	1,926	1,925	1,390	1,123
Merger related expenses	1,138	65	662	1,190	82
Net losses on the early extinguishment of debt	2,290	1,253	—	—	6,183
Other expense	26,365	29,726	25,283	25,965	24,327

Total noninterest expense	116,615	115,015	106,541	104,702	103,612

Income before tax	78,697	71,556	69,201	65,658	59,264
Income tax	26,206	24,329	23,528	22,324	20,150

Net Income	$52,491	$47,227	$45,673	$43,334	$39,114

Earnings per share - Diluted
Net Income	$0.37	$0.35	$0.34	$0.33	$0.31

Selected ratios
Return on average assets*	1.09%	1.01%	1.02%	1.01%	0.98%
Return on average equity*	14.02%	13.60%	13.74%	14.04%	13.10%
Efficiency ratio(1)	56.37%	59.18%	58.23%	58.90%	59.45%
Noninterest income(1)/ avg assets*	0.74%	0.73%	0.73%	0.78%	0.75%
Noninterest expense(1)/ avg assets*	2.33%	2.45%	2.40%	2.43%	2.42%

Net interest margin	3.72%	3.68%	3.64%	3.60%	3.58%
Equity to assets	8.13%	7.37%	7.55%	7.30%	7.46%
Tier one leverage	7.38%	7.14%	7.26%	7.30%	7.56%
Tangible capital ratio	5.48%	5.40%	5.51%	5.16%	5.85%

(1)	Noninterest income excludes gains(losses) on sale of securities and noninterest expense excludes loss on early extinguishment of debt.
*	Annualized

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)

STATEMENTS OF CONDITION (Dollars in thousands)	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
Assets:

Cash and due from banks	$413,969	$334,470	$335,836	$357,862	$311,460
Interest-bearing deposits in banks	23,585	23,407	11,308	10,912	11,534
Federal funds sold and securities purchased under agreements to resell	505,937	246,491	262,415	37,144	9,000
Securities available for sale	3,689,652	3,647,402	3,520,259	3,338,855	3,008,651
Investment securities	4,952	6,152	6,759	7,377	8,745
Loans held for sale	648,643	678,496	508,317	545,905	365,245
Total loans, net:
Mortgage warehouse loans	663,619	1,114,923	1,050,990	1,041,070	1,070,040
All other loans	12,759,922	11,742,888	11,511,363	11,264,957	10,758,947
Less: Allowance for loan losses	(153,634)	(148,802)	(147,058)	(147,000)	(140,476)

Loans, net	13,269,907	12,709,009	12,415,295	12,159,027	11,688,511
Premises and equipment, net	278,791	270,236	268,249	270,282	253,859
Intangible assets, net	560,522	394,140	392,560	395,381	281,139
Other real estate owned	8,229	9,865	9,286	11,084	15,432
Bank owned life insurance	335,353	315,739	212,290	209,955	185,098
Accrued interest and other assets	261,669	261,743	248,725	249,235	360,324

Total Assets	$20,001,209	$18,897,150	$18,191,299	$17,593,019	$16,498,998

Liabilities and Shareholders’ Equity:

Non-interest bearing deposits	$2,953,146	$2,464,817	$2,364,758	$2,336,072	$2,068,798
Interest-bearing deposits	4,514,880	4,322,433	4,213,962	4,036,973	3,519,129
Savings deposits	548,986	543,717	562,333	550,909	538,005

Total non-time deposits	8,017,012	7,330,967	7,141,053	6,923,954	6,125,932
Time deposits	4,713,230	4,315,645	4,041,032	3,962,168	3,923,840

Total deposits	12,730,242	11,646,612	11,182,085	10,886,122	10,049,772
Short-term borrowings	3,461,118	3,523,624	3,239,221	3,042,573	2,960,575
Subordinated debt	266,551	273,598	278,225	270,536	286,723
Junior subordinated debt	308,952	313,213	315,552	309,324	306,824
FHLB and other long-term debt	1,509,474	1,631,617	1,734,966	1,727,326	1,501,926
Other liabilities	99,675	114,871	67,463	73,643	162,781

Total liabilities	18,376,012	17,503,535	16,817,512	16,309,524	15,268,601

Common stock, par value $2.50 share (1)	364,068	334,559	334,043	333,601	318,000
Additional paid in capital	561,701	343,694	333,791	332,629	238,856
Retained earnings	757,061	725,039	697,215	670,908	646,022
Unearned compensation	(7,329)	(449)	(648)	(1,087)	(1,157)
Accumulated other comprehensive income(loss), net of taxes	(50,304)	(9,228)	9,386	(52,556)	28,676

Total shareholders’ equity	1,625,197	1,393,615	1,373,787	1,283,495	1,230,397

Total Liabilities and Shareholders’ Equity	$20,001,209	$18,897,150	$18,191,299	$17,593,019	$16,498,998

(1) Common Shares Authorized	200,000,000	200,000,000	200,000,000	200,000,000	200,000,000
Common Shares Issued	145,627,339	133,823,776	133,617,232	133,440,337	127,199,880
Common Shares Outstanding	145,627,339	133,823,776	133,617,232	133,440,337	127,199,880

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

AVERAGE VOLUME AND RATES (1) (unaudited) (Dollars in thousands)	Three Months Ended
	March 31, 2005			December 31, 2004			March 31, 2004
	Average Volume	Interest	Rate	Average Volume	Interest	Rate	Average Volume	Interest	Rate
Assets:
All other loans, net of unearned income(3)(4)	$12,216,381	$186,468	6.18%	$11,578,356	$171,520	5.90%	10,590,340	145,189	5.51%
Mortgage warehouse loans	970,044	11,367	4.75%	1,093,012	12,323	4.49%	883,301	8,631	3.93%
Loans held for sale	719,822	9,531	5.29%	656,665	7,986	4.86%	335,875	4,512	5.37%
Investment securities and securities available for sale(4)	3,840,355	43,755	4.56%	3,568,634	40,566	4.55%	3,150,977	35,848	4.55%
Other interest-earning assets	330,781	3,143	3.85%	271,535	2,145	3.14%	28,556	79	1.11%

Total interest-earning assets(2)	18,077,383	$254,264	5.68%	17,168,202	$234,540	5.44%	$14,989,049	$194,259	5.20%

Nonearning assets(4)	1,516,553			1,425,020			1,142,161

Total assets	$19,593,936			$18,593,222			$16,131,210

Liabilities and Shareholders’ Equity:
Interest-bearing non-time deposits	$4,998,876	$12,974	1.05%	$4,859,792	$11,579	0.95%	$3,904,626	7,949	0.82%
Time deposits	4,539,549	31,483	2.81%	4,177,959	27,849	2.65%	3,921,025	24,451	2.51%
Short-term borrowings	3,468,687	20,002	2.34%	3,314,110	15,485	1.86%	2,834,371	7,047	1.00%
Long-term debt(4)	2,312,930	22,763	3.99%	2,280,619	21,295	3.72%	2,222,432	21,200	3.83%

Total interest-bearing liabilities	15,320,042	$87,222	2.31%	14,632,480	$76,208	2.07%	12,882,454	$60,647	1.89%

Noninterest-bearing demand deposits	2,638,786			2,445,709			1,931,116
Other liabilities(4)	116,463			133,683			116,980

Total liabilities	18,075,291			17,211,872			14,930,550
Shareholders’ equity	1,518,645			1,381,350			1,200,660

Total liabilities and shareholders’ equity	$19,593,936			$18,593,222			$16,131,210
Rate differential			3.37%			3.37%			3.31%

Net yield on interest-earning assets		$167,042	3.72%		$158,332	3.68%		$133,612	3.58%

(1)	Certain reclassifications have been made to prior period amounts to conform to current presentations.
(2)	Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.
(3)	Loans, net of unearned income for the purpose of this presentation excludes mortgage warehouse lending.
(4)	Unrealized gains(losses) on available for sale securities and the adjustments for mark to market valuations on hedged assets and liabilities have been classified in either nonearning assets or other liabilities. All quarters presented reflect this presentation.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

NONPERFORMING ASSETS AND LOAN LOSS RESERVE ANALYSIS (unaudited)

NONPERFORMING ASSETS (Dollars in thousands)	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
Nonaccrual loans	$28,996	$26,983	$32,159	$34,994	$59,618
Restructured loans	182	191	233	248	263

Total nonperforming loans	29,178	27,174	32,392	35,242	59,881

Other real estate owned	8,229	9,865	9,286	11,084	15,432
Loans held for sale	1,262	—	—	—	—

Total nonperforming assets	$38,669	$37,039	$41,678	$46,326	$75,313

Aggregate loans contractually past due 90 days for which interest is being accrued	$5,651	$8,096	$11,627	$11,537	$10,683

Total charge-offs	$10,529	$29,811	$24,853	$15,997	$7,297
Total recoveries	(3,514)	(6,213)	(4,899)	(3,138)	(1,290)

Net charge-offs:
Year to date	7,015	23,598	19,954	12,859	6,007
Quarter to date	7,015	3,644	7,095	6,852	6,007
RATIOS

Period end:
Total nonperforming assets as a percent of net loans and other nonperforming assets	0.29%	0.29%	0.33%	0.38%	0.64%
Allowance as a percent of nonperforming assets	397%	402%	353%	317%	187%
Allowance as a percent of nonperforming loans	527%	548%	454%	417%	235%
Net charge-offs as a percent of average net loans:
Quarter to date (annualized)	0.21%	0.12%	0.23%	0.23%	0.21%
Year to date	0.21%	0.19%	0.22%	0.22%	0.21%

8-K Supplemental

(unaudited)

Net Interest Income

Net interest income (taxable equivalent) increased $8.7 million, or 5.5%, from the fourth quarter of 2004 due to a four basis point improvement in the net interest margin from 3.68% to 3.72% and a $909 million increase in average earning assets.

The Federal Reserve raised the target federal funds rate twice during the quarter for a total increase of 50 basis points. Colonial raised its prime rate in conjunction with each increase in the target federal funds rate.

Approximately 80% of Colonial’s loan portfolio is variable or adjustable rate and increases in rate when market rates rise. As a result, loan yields, excluding mortgage warehouse loans and loans held for sale, increased 28 basis points during the quarter while the yield on mortgage warehouse loans increased 26 basis points. The yield on loans held for sale increased 43 basis points. Average loan volume, excluding mortgage warehouse loans and loans held for sale, increased $638 million during the quarter. Average mortgage warehouse loans decreased $123 million and average loans held for sale increased $63 million during the quarter. The average yield on securities remained relatively constant at 4.56% and average volume increased $272 million in the quarter. The aforementioned increases in volumes and rates resulted in a 24 basis point increase in the yield on interest earning assets.

Overall funding costs increased 24 basis points in the quarter primarily due to a 48 basis point increase in the rate on short-term borrowings and a 27 basis point increase in the rate on long-term debt, which are tied to floating rates or are subject to floating rate interest rate swap agreements. The average rate on interest bearing deposits increased only 15 basis points.

Colonial’s strong growth in total average deposits of $694 million ($351 million or 12% annualized excluding acquisitions) over the fourth quarter of 2004 has lessened its dependence on borrowings which contributes favorably to Colonial’s interest rate risk profile and is expected to assist Colonial in containing funding costs in a rising interest rate environment.

On March 23, 2005, Colonial sold an interest in certain mortgage warehouse loans and mortgage loans held for sale to commercial paper conduits in a securitization transaction. As a result of the securitization, average mortgage warehouse loans decreased $39 million and mortgage loans held for sale decreased $36 million for the quarter. The transaction decreased net interest income by approximately $433,000, which was substantially offset by an increase in noninterest income of approximately $400,000. The transaction had minimal impact on net interest margin during the quarter due to the short duration it was outstanding, but is expected to be accretive to the margin during the rest of 2005 as discussed in the outlook section.

This transaction allows Colonial to utilize its balance sheet capacity and capital for higher yielding, interest-earning assets, while continuing to manage its customer relationships. Colonial provides credit enhancements to this securitization by maintaining a pool of assets in its consolidated special purpose entity as a first risk of loss position to the senior interests. This credit risk is reviewed quarterly and a reserve for loss exposure is maintained in the allowance for loan losses.

Colonial’s interest rate risk profile is asset sensitive at March 31, 2005.

1

The following table reflects an analysis of the increases (decreases) in interest income and expense and the amounts attributable to volume and rate for the first quarter of 2005 compared to the fourth quarter of 2004:

Analysis of Interest Income and Expense Changes (fully taxable equivalent basis) (dollars in thousands)	Increases (Decreases) from Fourth Quarter 2004
		Attributed to (1)
	Total	Volume	Rate
Interest Income:
All other loans, net	$14,948	$8,019	$6,929
Mortgage warehouse lending	(956)	(939)	(17)
Loans held for sale	1,545	806	739
Investment securities and securities available for sale	3,189	3,097	92
Other interest earning assets	998	491	507

Total interest income	19,724	11,474	8,250

Interest Expense:
Interest-bearing non-time deposits	1,395	287	1,108
Time deposits	3,634	2,140	1,494
Short-term borrowings	4,517	691	3,826
Long-term debt	1,468	240	1,228

Total interest expense	11,014	3,358	7,656

Net Interest Income	$8,710	$8,116	$594

(1)	Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume change equals change in volume multiplied by old rate. Rate change equals change in rate multiplied by old volume. The rate/volume change equals change in volume multiplied by change in rate, and it is allocated between volume change and rate change at the ratio that the absolute value of each of those components bears to the absolute value of their total.

Securities

Securities available for sale and investment securities totaled $3.69 billion or 18.5% of total assets at March 31, 2005. The Company’s securities had an effective duration of 3.98 years. Approximately $40.6 million in securities were sold during the quarter at a net realized loss of approximately $1.2 million. Unrealized net losses on securities available for sale changed from a pretax loss of $14.2 million at December 31, 2004 to a pretax loss of $77.4 million at March 31, 2005 due to increases in market rates.

2

Loans

Changes in period-end loan balances for the first quarter consisted of the following:

(in millions)	Period-end Balance 12/31/2004	Union Bank Acquisition	Mortgage Warehouse Securitization	Internal Growth	Period-end Balance 3/31/2005
Commercial real estate and construction	$8,192	$478	$—	$304	$8,974
Single-family real estate	1,709	90	—	60	1,859
Other loans	1,327	67	—	(13)	1,381
Home equity lines	515	16	—	15	546

Total	$11,743	$651	$—	$366	$12,760

Mortgage warehouse lending	$1,115	$—	$(435)	$(16)	$664

Loans held for sale	$678	$—	$(315)	$286	$649

Contribution of internal loan growth, from December 31, 2004 to March 31, 2005, by state or division is as follows:

% of total internal loan growth
Florida	50%
Alabama	25%
Texas	16%
Georgia	14%
Nevada	-4%
Mortgage warehouse lending unit	-4%
Other	3%

Total Loans	100%

The decrease in internal growth for the mortgage warehouse lending unit was due to changes in mortgage rates during the quarter. The Nevada region experienced unusually large payoffs of commercial real estate loans during the first quarter.

Net charge-offs for the first quarter of 2005 were $7.0 million or 0.21%, annualized, of average loans. The loan loss provision for the first quarter of 2005 was $5.9 million. Nonperforming assets remained at its record low at March 31, 2005. The allowance for loan losses was 1.14% of net loans at March 31, 2005 compared to 1.16% of net loans at December 31, 2004. The decrease in the allowance for loan losses as a percent of net loans was due primarily to the acquisition of Union Bank of Florida which had an allowance for loan losses to net loans of 0.91% on the merger date.

Deposits

Colonial continued to have strong deposit growth during the quarter. Total deposits grew 15.6% annualized, excluding the impact of acquisitions, from the end of 2004. Non-time deposits grew 14.1% annualized while time deposits grew 18% annualized from December 31, 2004, excluding acquisitions. Year over year average deposit growth, excluding acquisitions, was 15.7%.

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Noninterest Income

Noninterest income increased $1.9 million, excluding net losses on sales of securities, over the fourth quarter of 2004. Increases in financial planning services revenues, mortgage revenues, electronic banking revenues and several items included in other income such as letter of credit fees, mortgage warehouse servicing fees, and income from equity investments were partially offset by a decrease in service charges on deposit accounts.

Noninterest Expense

In March 2005, Colonial prepaid $200 million in Federal Home Loan Bank (FHLB) advances bearing interest at a weighted average rate of 4.98% resulting in a prepayment fee of $2.29 million reflected as net losses on the early extinguishment of debt. Noninterest expense increased $563,000, excluding losses on the early extinguishment of debt, over the fourth quarter of 2004. This increase was primarily attributable to the Union Bank acquisition partially offset by decreases in occupancy expenses related to hurricane repairs and branch closures incurred in the fourth quarter of 2004. The Company’s efficiency ratio for the first quarter of 2005 was 56.37%, the lowest level since second quarter of 2002. Noninterest expense to average assets of 2.33% for the first quarter of 2005 reached its lowest level since the fourth quarter of 2002.

Franchise

BancGroup completed the acquisition of UB Financial Corporation’s wholly-owned subsidiary, Union Bank of Florida (“Union”), a Florida state chartered bank, on February 10, 2005. Union had approximately $1 billion in assets, $630 million in deposits and $651 million in loans at February 10, 2005. The acquisition of Union added 17 full-service offices in Miami-Dade, Broward and Palm Beach counties to Colonial’s franchise. Total consideration for the transaction was approximately $233.5 million and consisted of approximately 75% cash and 25% stock. The acquisition enhances BancGroup’s geographic position and expands BancGroup’s banking operations within existing locations in Florida, primarily the Dade, Broward and Palm Beach markets. Additional information about the reasons for the merger and factors that contributed to the purchase price is included in BancGroup’s Registration Statement on Form S-3 filed as of December 28, 2004.

On January 18, 2005, Colonial announced the signing of a definitive agreement to acquire First Federal Savings Bank of Lake County (FFLC) for approximately $232 million. Under the terms of the agreement, FFLC shareholders will elect either 2 shares of Colonial stock or $42 in cash for each FFLC share they own. The cash consideration will be capped at approximately 35% of the transaction. FFLC is headquartered in Leesburg, Florida, and had total assets of $1.1 billion, total deposits of $835 million and total loans of $919 million at March 31, 2005. FFLC currently operates 16 full-service offices in Lake, Sumter, Citrus and Marion countries in Central Florida. For additional information related to this transaction, please see the Current Report on Form 8-K filed with the SEC on January 18, 2005.

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The following is a summary of assets, deposits and branches at March 31, 2005 (pro forma including the impact of FFLC):

	% of total Assets	% of total Deposits	Branches
Florida	52%	58%	159
Alabama	19%	28%	115
Georgia	6%	5%	20
Texas	5%	3%	12
Nevada	4%	4%	13
Corporate/Other	14%	2%	3

We continue to evaluate potential acquisitions as well as locations for new branches to strengthen our market share in the higher growth markets where we already have a presence while optimizing customer convenience and branch profitability. As a result of these evaluations, in the first quarter of 2005 the Company closed 3 locations, Alabama (2) and Florida (1) and acquired 17 locations in Florida with the Union acquisition.

On February 24, 2005, BancGroup settled its forward sale agreement by issuing 8,400,000 shares of common stock at $21.40 per share.

Outlook

The following outlook does not include the impact of the FFLC acquisition which is expected to close in June 2005.

The Company expects the target Federal Funds rate to continue to increase at a measured pace.

We expect loans, excluding mortgage warehouse loans, to end 2005 15% to 17% higher than December 31, 2004. Mortgage warehouse loans for 2005 are expected to range between $500 and $750 million.

Asset quality is expected to remain excellent. Colonial expects to incur net charge-offs of 0.19% to 0.22% of average net loans in 2005.

The Company continues to experience strong growth in deposits. We expect deposits to remain in the current mix and to end 2005 16% to 18% higher than the ending balance at December 31, 2004.

Given current market conditions and the factors mentioned previously, we expect the net interest margin to approximate 3.80% for 2005. This number includes the expectation that the warehouse facility will add about 7 basis points to the margin on an ongoing basis.

Noninterest income (excluding securities gains) for the year 2005 is expected to grow 12-15%, as a result of increases in mortgage banking revenues, financial planning services revenues, income from the mortgage warehouse securitization partially offset by a decline in deposit service charges.

We anticipate that noninterest expense (excluding net losses on the early extinguishment of debt) will increase 12% to 13% in comparing 2004 to 2005 due to opening 14 new branches over the next nine months, completed acquisitions, technology related expenditures, including new check imaging technology, and normal operating increases.

We expect diluted earnings per share for 2005 to range from $1.48 to $1.52. There are a number of uncertainties that would impact the expectations noted above, including the overall strength of the economy and changes in market rates.

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